Exhibit 99.1

Schnitzer Announces Second Quarter Fiscal 2018 Preliminary Results and Earnings Date

─ Second Quarter Earnings Conference Call 11:30 a.m. Eastern April 5, 2018 ─

PORTLAND, Ore.--(BUSINESS WIRE)--March 21, 2018--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced preliminary results for its second quarter of fiscal 2018 ended February 28, 2018. Schnitzer expects reported and adjusted second quarter earnings per share from continuing operations to be in the range of $1.25 - $1.31, which amounts are expected to include discrete tax benefits of $0.38 per share associated with the recently enacted tax reform legislation and the release of valuation allowances on certain deferred tax assets. Second quarter consolidated results are expected to be significantly improved compared to the prior year second quarter results of $0.40 earnings per share and $0.37 adjusted earnings per share. For a reconciliation of adjusted results to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section.

For the second quarter of fiscal 2018, Auto and Metals Recycling (AMR) is expected to report operating income in the range of $42 - $44 million, or operating income per ferrous ton of $47 - $49, compared to operating income of $25 million, or operating income per ferrous ton of $34, in the prior year second quarter. Ferrous and nonferrous sales volumes are expected to increase by approximately 21% and 13%, respectively, compared to the prior year second quarter, and average ferrous and nonferrous selling prices are expected to increase by approximately 27% and 13%, respectively, compared to the same period in the prior year. AMR's higher second quarter performance is expected to benefit from expanded metal spreads, operating leverage from higher volumes, increased average net selling prices and sustained contributions from productivity improvements. AMR's second quarter results are expected to include a favorable impact from average inventory accounting of $4 million, consistent with the prior year second quarter.

Cascade Steel and Scrap (CSS) is expected to generate operating income of approximately $5 million, reflecting a significant improvement from the second quarter of fiscal 2017 operating loss of $1 million. Finished steel sales volumes are expected to be 18% higher than the prior year second quarter, and average selling prices for finished steel products are expected to increase by approximately 20% year-over-year. The expected improvement in CSS operating performance is primarily driven by the higher finished steel sales volumes and selling prices, higher export ferrous sales volumes and additional productivity improvements from the integration of our Oregon metal recycling and steel manufacturing operations. The prior year second quarter also included an adverse impact from higher beginning inventory costs following downtime for a major equipment upgrade in the preceding quarter.

Consolidated financial performance in the second quarter is expected to include Corporate expense of approximately $15 million, an increase of $4 million compared to the prior year second quarter driven primarily by higher incentive compensation accruals as a result of improved operating performance and a one-time special bonus to all employees below senior management level following the enactment of corporate tax reform, and higher legal and professional services expenses.

For the second quarter of fiscal 2018, the Company's effective tax rate is expected to be a benefit of approximately 21%. This effective tax rate is expected to include a discrete benefit of $7 million, or $0.26 per share, stemming from the revaluation of the Company's net deferred tax liability to reflect the lower Federal statutory corporate tax rate established by the recently enacted tax reform legislation as well as a discrete benefit of $4 million, or $0.12 per share, associated with the release of valuation allowances on certain deferred tax assets driven primarily by the Company's improved financial performance. In addition, the effective tax rate for the second quarter is expected to benefit from the application of the lower blended Federal statutory corporate tax rate to current year projected taxable income. The Company will provide an update on the effective tax rate expected to be applicable to the second half of its fiscal 2018 and to fiscal 2019 on the April 5, 2018 earnings call.

Operating cash flow is expected to be slightly positive in the second quarter of fiscal 2018 as cash flows associated with higher profitability are expected to more than offset an increase in net working capital from the higher volume and price environment. Total debt was $211 million as of the end of the second quarter, and debt, net of cash, was $196 million (for a reconciliation of debt, net of cash, see the table provided in the Non-GAAP Financial Measures section). Pursuant to its ongoing authorized share repurchase program, during the second quarter the Company repurchased a total of 100,000 shares of its Class A common stock in open market transactions.

The preliminary information provided above is based on the Company's current estimates of its financial results for the quarter ended February 28, 2018 and remains subject to change based on final review of the Company's second quarter financial results.

Schnitzer will report its second quarter fiscal 2018 financial results on Thursday, April 5, 2018 and will webcast a conference call to discuss the performance at 11:30 a.m. Eastern on the same day. The webcast of the call and the accompanying slide presentation may be accessed on Schnitzer's website under the Investor section Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara L. Lundgren, President and Chief Executive Officer, and Richard D. Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations.

Replay Information

Toll Free Dial: (855) 859-2056

Toll Free International Dial: (404) 537-3406

Conference ID: 7165619

Replay Available: 04/05/2018 to 04/10/2018

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company's steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this measure for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, and the income tax expense (benefit) associated with these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact of the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016, are reported within selling, general and administrative expense in the quarterly statements of operations and are also excluded from these measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Diluted Earnings per Share from Continuing Operations Attributable to SSI
($ per share)
	Quarter
	2Q18		2Q17
	High	Low
Net income from continuing operations attributable to SSI	$1.31	$1.25	$0.40
Other asset impairment charges (recoveries), net	—	—	—
Restructuring charges and other exit-related activities	—	—	(0.02)
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	(0.01)
Income tax expense (benefit) allocated to adjustments(1)	—	—	—
Adjusted diluted earnings from continuing operations attributable to SSI(2)	$1.31	$1.25	$0.37

(1)	Income tax allocated to adjustments reconciling Reported and Adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2)	May not foot due to rounding.

Debt, Net of Cash

The following is a reconciliation of debt, net of cash (in millions):

February 28, 2018
Total debt	$211
Less: cash and cash equivalents	15
Total debt, net of cash	$196

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to "we," "our," "us," "Company," "Schnitzer," and "SSI" refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company's outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of the recently enacted federal tax reform; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "outlook," "target," "aim," "believes," "expects," "anticipates," "intends," "assumes," "estimates," "evaluates," "may," "will," "should," "could," "opinions," "forecasts," "projects," "plans," "future," "forward," "potential," "probable," and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; instability in domestic and international markets; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and cost and equity method investment impairment charges; inability to sustain the benefits from productivity and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Stefano Gaggini, 503-323-2811
www.schnitzersteel.com
ir@schn.com